APPENDIX A

DLD ASSET MANAGEMENT, LP
CODE OF ETHICS

The Firm stands in a position of trust and confidence with respect to our clients. Accordingly we have a fiduciary duty to place the interests of the Funds before the interests of the Firm and our Employees. In order to assist the Firm and our Employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the "Code"). The Code incorporates the following general principles which all Employees are expected to uphold:

• We must at all times place the interests of our Funds first.

• All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Employee's position of trust and responsibility.

• Employees must not take any inappropriate advantage of their positions at the Firm.

• Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

• Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm's reputation and instill in our Employees the Firm's commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

A. Persons and Accounts Covered by the Code

1. Employees

The Code applies to all of the Firm's Employees, which for purposes of the Code include all of the Firm's supervised persons. The Firm's supervised persons consist of our directors, officers and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control.

2. Access Persons

Certain provisions of the Code apply only to the Firm's "access persons". Our access persons include all Employees and Compliance Consultants.

3. Accounts and Covered Securities

The requirements and restrictions contained in the Code apply to all "covered securities" in any "personal account".

a. Personal Accounts

The term "personal account" means any securities account in which an Employee has any direct or indirect "beneficial ownership," and includes any personal account of an Employee's immediate family member (including any relative by blood or marriage either living in the Employee's household or financially dependent on the Employee).

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Exchange Act").

b. Covered Securities

The term "covered securities" includes all securities defined as such under the Investment Advisers Act of 1940 (the "Advisers Act"), and includes:

• Debt and equity securities;

• Options on securities, on indices, and on currencies;

• All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

• Foreign unit trusts and foreign mutual funds.

• ETFs that are organized as unit investment trusts.1

The term "covered securities," however, does not include the following:

• Direct obligations of the U.S. government (e.g., treasury securities);

• Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

• Shares issued by money market funds;

• Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm's affiliates); and

1. The SEC staff has recommended that an adviser include as a reportable security all ETFs, even those organized as open-end mutual funds. See National Compliance Services, Inc., SEC No-Action Letter (Nov. 30, 2005).

• Shares issued by unit investment trusts that are invested exclusively in one or more open- end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm's affiliates).

Any questions regarding the application of these terms should be referred to, and addressed by, the Compliance Officer.

B. Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

C. Bribery and Corruption

DLD does not permit the giving or offering of anything of value to obtain an advantage or improperly influence a decision. Employees are prohibited from offering or giving anything of value, directly or indirectly, to public officials, government employees or persons managing public pension funds without preclearance from the CCO. “Anything of value” includes, but is not limited to, cash, tangible assets, charitable donations or meals or entertainment. Illegal payments to public officials are strictly prohibited, even if demanded by such officials. Because even legitimate political contributions, gifts or entertainment may be restricted by law or regulation, all contributions, gifts and gratuities to or at the request of government officials must be precleared. No Employee should give anything of value to a private sector employee if the purpose of such gift or gratuity is to induce such employee to perform a function or act improperly. Also, bear in mind that certain private companies may restrict what their employees can receive from a business contact.

Employees are prohibited from making any improper payment, or promise of payment, or providing anything of value to government officials (or their family members) in foreign countries for the purpose of obtaining or retaining business or influencing action by foreign officials. This prohibition includes antibribery laws as well as antigratuity laws that prohibit gifts to government employees, even without a link to any specific government action. Prohibited activities under this policy may include offers of employment for the purpose of retaining or obtaining business. Employees are prohibited from providing offering or promising anything of value to a third party or charitable organization for the purpose of influencing the recipient from taking or refraining from taking action with respect to Company business.

Employees should be mindful of the Foreign Corrupt Practices Act (“FCPA”) and its non-US counterparts when dealing with any individual with a foreign government, as the definition of "foreign official" has been broadly interpreted. It includes but is not limited to the following:

• any person employed by or represented by a foreign government;

• officials of a foreign political party;

• officials of public international organizations;

• candidates for foreign office; and/or

• employees of government-owned entities.

To promote compliance with DLD’s antibribery and anticorruption obligations, Employees must complete the FCPA Due Diligence Checklist (Exhibit H) attached in this section of this Manual for any potential clients, investors, and third parties acting on DLD’s behalf in soliciting DLD business. Third parties may include but are not limited to: consultants, joint ventures, teaming partners, placement agents, and subcontractors. In completing the questionnaire, Employees must notify the CCO immediately for any responses indicating a heightened risk for FCPA violations.

D. Securities Holdings Reports by Access Persons

1. Initial and Annual Holdings Reports

a. Contents of Holdings Reports

Every access person must submit both initial and annual holdings reports to the Compliance Officer that discloses all covered securities held in any personal account. Each such report must contain, at a minimum:

(1) the title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security in any personal account;

(2) the name of any broker, dealer or bank with which the access person maintains any personal account; and

(3) the date on which the access person submits the report.

b. Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Exhibit D, within the following time frames:

(1) no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

(2) at least once each year thereafter within 60 days of the end of the Firm's fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

2. Quarterly Transaction Reports

a. Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the Compliance Officer for each covered securities transaction in any personal account. The report must contain, at a minimum, the following information for each transaction:

(1) the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each covered security involved;

(2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) the price of the covered security at which the transaction was effected;

(4) the name of the broker, dealer or bank with or through which the transaction was effected; and

(5) the date on which the access person submits the report.

b. Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as Exhibit E, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

3. Exceptions to the Reporting Requirements No access person is required to submit:

a. Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control (e.g., a blind trust).

b. A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

c. A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

E. Pre-Approval

Every access person must obtain approval from the Compliance Officer before acquiring for a personal account any covered security, except for ETF’s and closed end funds. All access persons are restricted from trading in any security that is or may be part of any investment strategy deployed by the Firm in any of the Funds or managed accounts for which it provides investment advice. Certain transactions are excluded from the pre-approval requirement as follows: (i) transactions in which an access person has no direct or indirect influence or control;

(ii) transactions pursuant to an automatic investment plan; (iii) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities; and

(iv) acquisitions of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations (v) purchases of shares in mutual funds or money market funds; (vi) purchases of federal, state or local government issued securities.

F. Minimum Holding Period and Transaction Volume Restrictions

Every access person is subject to a thirty (30) day minimum holding period for all pre-approved purchases in covered securities. Therefore, no access person may sell/cover a security for which it was required to seek pre-approval, within thirty (30) days of such purchase/short sale. If an employee wishes to execute an opposite-way transaction within 30 days, the employee must describe on the Personal Securities Trading Request Form the circumstances that require an exception to the Firm’s policy (for example, that the security has gone up or down a significant amount in value or that the proceeds from the sale of security are needed for a different purpose. Although no single activity or factor is necessarily indicative of suspicious activity, all such instances should be reported to the AML Compliance Officer.

G. Service on Boards of Directors and Other Outside Activities

An Employee's service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an Employee's duties to the Firm. Accordingly, Employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the Funds and (ii) has been approved in writing by the Compliance Officer. In addition, any Employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

The Firm also discourages Employees from (i) engaging in outside business ventures (such as consulting engagements); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee's duties at the Firm. Accordingly, an Employee must obtain pre- approval from the Compliance Officer prior to engaging in any of these activities.

H. Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply.

• Gifts. No Employee may give or receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $500, from/to any person or entity that does business with or on behalf of the Firm. No Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer. Notwithstanding the foregoing, no employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.2

• Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event that an Employee reasonably expects to exceed a de minimis value must be approved in advance by the Compliance Officer.

• Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

• Government Officials. No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Employee without the prior written approval of the Compliance Officer.

• Union Officials. Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold.3 Accordingly, Employees must receive pre-approval for gifts and entertainment provided to such persons. In addition, to the extent the Firm manages a Taft-Hartley employee benefit fund, the Compliance Officer will require Employees to (1) make an annual report of all gifts and entertainment provided to such person so that the Firm can make the required report to the Department of Labor and (2) forward to the

2. In connection with the sale and distribution of certain securities, NASD Rules 2710 and 2830 prohibit a person associated with an NASD-member broker-dealer from making (or accepting) gifts that exceed an annual amount per person fixed periodically by the NASD Board of Governors, which currently is fixed at $100. It is likely that the NASD would apply this $100 non-cash gift limit with regard to other products.

3. For additional information regarding these reports, see www.dol.gov/esa/regs/compliance/olms/LM10_FAQ.htm.

Compliance Officer promptly all related receipts, vouchers, expense reports, and any similar records.4

• Reporting. At least quarterly, each Employee must report to the Compliance Officer any gifts or entertainment received in connection with the Employee's employment that the Employee reasonably believes exceeded the de minimis value. The Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee. The Compliance Officer also will keep records of any gifts and entertainment so reported.

• Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

• Referrals. Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

Notwithstanding the DLD's policy on Gifts and Entertainment, acceptable practices in the private sector may be completely unacceptable when dealing with the public sector in the United States, the United Kingdom and other countries. Strict laws, such as the Foreign Corrupt Practices Act (“FCPA”) the U.K. Bribery Act, and various federal, state and local laws in the U.S., govern the provision of gifts and entertainment, including meals, transportation and lodging, to public officials and pension plans. You are prohibited from providing gifts or anything of value to public officials or their employees or members of their families in connection with DLD's business for the purpose of obtaining or retaining business or a business advantage. For more information, see Section C titled "Bribery and Corruption.” Political Contributions may be permissible under certain circumstances. For more information, see "Political Contributions and Pay to Play" section below.

4. The report, filed on a Form LM-10 (Employer Report), must state for each gift and entertainment provided, (i) the date of the transaction; (ii) the name of the individual or union involved in the transaction; (iii) the union representative's or union's address; (iv) the position of the person within the union; and (v) a full explanation of the circumstances of the transaction. The Firm also must maintain all receipts, vouchers, expense reports, and any other records of reportable transactions.

I. Political Contributions and Pay to Play

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) restricts the Firm and its Employees from directly or indirectly making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. This includes contributions made by an Employee’s spouse, domestic partner, minor children and other immediate family members living in the Employee’s household. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates (i) a “two-year time-out” from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

1. DLD’s Policy

It is the Firm’s policy that contributions to candidates for a public office, a political party or a political action committee (“PAC”)5 by the Firm and its Employees are made in compliance with the Pay to Play Rule and/or the FCPA. Any contribution to candidates running for U.S. state or local political office, candidates running for

U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by the Firm or its Employees must be made in compliance with applicable law.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

5. A political action committee is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices. “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

2. Preclearance of Political Contributions

The Firm requires all Employees to obtain pre-approval from the CCO by completing a “Political Contributions Preclearance Form” (maintained by the CCO and included as Exhibit F hereto) before making a Political Contribution. Under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.6

3. New Employee Certification

When an individual is employed by the Firm, the Firm must “look back” at that Employee’s prior Political Contributions. If the Employee is involved in soliciting clients or investors for the Firm, then the Firm is required to look back at the Employee’s Political Contributions for two years. If the Employee is not involved in soliciting clients or investors for the Firm, then the Firm is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect the Firm’s business. Upon joining the Firm, each new Employee must complete a “New Employee Political Contributions Disclosure Form” (attached hereto as Exhibit G).

J. Reporting Violations

Every Employee must immediately report any violation of the Code to the Compliance Officer or, in the Compliance Officer's absence, the Managing Partner. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

K. Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

• The Employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

• The Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Employee's or the Firm's fiduciary duty to any Fund; and

6. The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly would violate the Rule.

• The Employee provides any supporting documentation that the Compliance Officer may request from the Employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

L. Administration of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.7 The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

• A copy of the Code that is in effect, or at any time within the past five years was in effect;

• A record of any violation of the Code, and of any action taken as a result of the violation;

• A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

• A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

• A record of the names of persons who are currently, or within the past five years were,

access persons; and

• A record of any decision and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering.

• A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

7. The SEC has stated that the review of holdings and transaction reports should include not only an assessment of whether an access person has followed any required internal procedures, such as pre-clearance, but should also compare the personal trading to any restricted lists; assess whether the access person is trading for his or her own account in the same securities he or she is trading for client accounts, and if so whether the client accounts are receiving terms as favorable as the access person receives for himself or herself; and periodically analyze the access person’s trading for patterns that may indicate abuse, including market timing. Additionally, the SEC recommends that advisers investigate any substantial disparities between the quality of performance an access person achieves for his or her own account and the performance that he or she achieves for client accounts and investigate any substantial disparities between the percentage of trades that are profitable when the access person trades for his or her own account and the percentage of trades that are profitable when he or she trades for client accounts.

Finally, the Firm will be required to include a description of our Code in Part II of Form ADV and, upon request, furnish investors in the Funds with a copy of the Code. The Compliance Officer will ensure that a proper description of our Code is included in the Form ADV (if and when applicable) and will coordinate the distribution of our Code to any investors who request a copy.

M. Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer, in consultation with the Managing Partner, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

N. Nondiscrimination and Antiharassment Policies

Employees are expected to treat others fairly and with respect. DLD does not tolerate discrimination based on race, color, ethnicity, age, gender, sexual orientation or national origin. Sexual harassment of any kind will not be tolerated. DLD’s policies and procedures governing sexual harassment are included in DLD’s Sexual Harassment Prevention Policy

O. Sub-Advisory Compliance Requirements and Certifications to Investment Companies

Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”) in compliance with Rule 17j-1 requires each registered investment company to adopt written policies and procedures reasonably designed to prevent the investment company from violating federal securities laws, including policies and procedures that provide for the oversight of compliance by each investment adviser and sub-adviser of the Investment Company. The Firm as a sub-adviser to Investment Companies is required to comply with their existing compliance policies and procedures and be subject to reporting obligations and periodic certifications. As an SEC registered investment adviser, the Firm’s compliance policies and procedures including the Code of Ethics are designed to comply with these requirements. Additionally, the Firm will:

• provide a copy of the Code of Ethics and changes thereof to the Investment Company’s Chief Compliance Officer and the Board of Directors when requested;

• provide a copy, with reasonable notice, of any material changes to the Code of Ethics; and,

• provide periodic certifications and reports to the Investment Company regarding the Code of Ethics and any violations thereof as requested.

P. Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.

Any questions regarding any provision of the Code or its application should be directed to the Compliance

Adopted this 1st day of April, 2021.

EXHIBIT D HOLDINGS REPORT

Name of Access Person:   Date of Submission:

Type of Report (check one):   Initial Holdings Report (submitted within 10 days after becoming an access person)

  Annual Holdings Report (submitted annually)

I. Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II. Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

By:   Name:

Date:

EXHIBIT E QUARTERLY TRANSACTION REPORT

Name of Access Person:   Date of Submission:

I. Transactions

Trade Date and Transaction Type	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

I hereby certify that the information contained in this report is accurate and that listed above are

all transactions for the quarter ended   of covered securities with respect to which I have beneficial ownership.

By:   Name:

Date:

EXHIBIT F

POLITICAL CONTRIBUTIONS PRECLEARANCE FORM

Name and Title of Employee:

Place of principal residence (city and state):

Employees of DLD (including an Employee’s spouse, domestic partner, minor children and other immediate family members living in the Employee’s household) are required to obtain preclearance from the Chief Compliance Officer for any direct or indirect Contribution8 to be made by the Employee to a public official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, including to any political party or any election committee for the person.

The undersigned requests preclearance with respect to the following Contribution:

Name of candidate/political party/political action committee to whom Contribution will be made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

Expected date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

8. “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), U.S. state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, does the position to which the candidate seeks election or the position currently held by the candidate: (a) involve direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

  Yes   No

Have you made any other Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

Yes  No

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Contribution for which the undersigned seeks preclearance as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Disposition of Preclearance Request

  Request Approved** (Approval valid for 30 days from date set forth below)

**If request is approved, the Employee must complete the following section and return a copy of this form to the Chief Compliance Officer:

Form of Contribution:

Amount of Contribution:

Date of Contribution:

  Request Denied (please consult the Chief Compliance Officer for details)

EXHIBIT G

NEW EMPLOYEE POLITICAL CONTRIBUTIONS PRECLEARANCE FORM

Pursuant to Rule 206(4)-5 under the Investment Advisers Act of 1940, DLD (the “Firm”) is subject to restrictions with respect to certain political contributions or other payments made by its Employees. Rule 206(4)-5 contains look back provisions which provide that contributions or payments made by Employees prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with the Firm implicate Rule 206(4)-5, all prospective Employees must complete and return the attached form prior to commencing employment. Please direct any questions to the Chief Compliance Officer.

Set forth below is each direct or indirect Contribution9 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

9. “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

  Yes   No

Have your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

  Yes   No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above were made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

EXHIBIT H

FOREIGN CORRUPT PRACTICES ACT QUESTIONNAIRE

1. We, and those acting our behalf, do NOT do business with foreign (non-US) governmental officials, departments, instrumentalities, political parties, party officials, and/or candidates in any official capacity.

□Yes □No

If you answered “Yes” to this question you do not have to complete the rest of this form.

2. If dealing directly with a governmental official or department, have you done due diligence on the individual and department to ensure that they are not likely to ask for a bribe now or at some time in the future?

□Yes □No**

3. If dealing with a consultant, joint venturer, partner, distributor, subcontractor, supplier, etc., have you done due diligence on the individual or entity to ensure that they are not likely to give a bribe now or at some time in the future?

□Yes □No**

4. Is the country or region where you are doing business (or the place where your potential consultant, joint venturer, partner, distributor, subcontractor, supplier, etc. will do business) known as a place where officials are likely to ask for or accept bribes?

□Yes** □No

5. Do you know all of the owners of the entities with which you are dealing? Are there any owners who have a connection to a governmental official?

□Yes □No**

6. Document the recommended individuals or entities with which you are dealing.

a. Was it a trust-worthy source? □Yes □No**

b. Was it a government official? □Yes** □No

Recommended individual or entity:

7. Have the individuals or entities you are dealing with requested that payments be made in an unusual manner (i.e., in cash, in a third country)?

□Yes** □No

8. Do the individuals or entities you are dealing with currently have the experience or capability to perform the task?

□Yes □No**

9. Does the agreement you are entering into with the individuals or entities contain written representations that FCPA laws and regulations will not be violated?

□Yes □No**

10. Does the commission for the individuals or entities exceed the normal rate for commissions?

□Yes** □No

11. Are the individuals or entities you are dealing with in an industry where bribery is not uncommon (such as the defense, aircraft, oil, and construction industries)?

□Yes** □No

12. If you are relying on an exception to the FCPA (i.e., payments to government officials to urge them to do (or do more quickly) that which they are already obligated to do, such as providing police protection), have you contacted counsel or your Law Department?

□Yes □No**